Exhibit 10.60.1

Building Materials Holding Corporation

Executives’ Supplemental
Retirement Income Plan

(Effective as of January 1, 2005)

Table of Contents
Page

ARTICLE 1. DEFINITIONS		114
1.1	Account	114
1.2	Base Salary	114
1.3	Beneficiary	114
1.4	Board of Directors	114
1.5	Change in Control	114
1.6	Code	115
1.7	Committee	115
1.8	Company	115
1.9	Company Contributions	115
1.10	Disability	116
1.11	Early Retirement Date	116
1.12	Effective Date	116
1.13	Executive	116
1.14	Fiscal Year	116
1.15	Hardship	116
1.16	Interest Credit	117
1.17	Key Employee	117
1.18	Normal Retirement Date	117
1.19	Participant	117
1.20	Participant	117
1.21	Plan	117
1.22	Regulations	117
1.23	Separation from Service	117
1.24	Service	117
1.25	Trust or Trust Agreement	117
1.26	Trust Fund	118
1.27	Trustee	118
1.28	Year of Service	118

ARTICLE 2. ELIGIBILITY		118
2.1	Eligibility Requirements	118
2.2	Non-Competition Requirement	118

ARTICLE 3. DEFERRED COMPENSATION		118
3.1	Company Contributions	118
3.2	Interest Credits	119
3.3	Election of Payment Terms	121

ARTICLE 4. PAYMENT OF BENEFITS		122
4.1	Payment upon Distribution Event	122
4.2	Conditions on Payment	123
4.3	Withdrawal for Hardship	123
4.4	Payment Following a Change in Control	123
4.5	Payment upon Disability	124
4.6	Payment upon Death	124
4.7	Designation of Beneficiary	124
4.8	Administration of Payments	125

4.9	Permitted Acceleration of Payments	125
4.10	Permitted Delay of Payments	125

ARTICLE 5. TRUST		126
5.1	Accounts	126
5.2	Participants’ Rights Unsecured	126
5.3	Trust Agreement	126

ARTICLE 6. AMENDMENT AND TERMINATION		127

ARTICLE 7. ADMINISTRATION		127
7.1	Administration	127
7.2	Applying for Benefits	127
7.3	Liability of Committee; Indemnification	133
7.4	Expenses	133

ARTICLE 8. GENERAL AND MISCELLANEOUS		133
8.1	Rights Against Company	133
8.2	Assignment or Transfer	134
8.3	Severability	134
8.4	Construction	134
8.5	Governing Law	134
8.6	Payment Due to Incompetence	134
8.7	Taxes	134
8.8	Insurance	135
8.9	Attorney’s Fees	135
8.10	Plan Binding on Successors and Assignees	135

BUILDING MATERIALS HOLDING CORPORATION
2005 EXECUTIVES’ SUPPLEMENTAL RETIREMENT INCOME PLAN

Building Materials Holding Corporation, a Delaware corporation (the “Company”) hereby establishes an unfunded “supplemental executive retirement plan” (“SERP”) for the purpose of providing deferred compensation for a select group of management and highly compensated employees in compliance with Section 409A of the Internal Revenue Code, as amended (the “Code”).

RECITALS

WHEREAS, the Participants identified by the Compensation Committee of the Board of Directors of the Company, or any other committee designated by the Board of Directors of the Company to administer the Plan in accordance with Article 8 of the Plan (the “Committee”), as eligible to participate in the Plan (each a “Participant,” or collectively the “Participants”) provide services to the Company; and

WHEREAS, the Company desires to establish an unfunded deferred compensation plan in accordance with Code Section 409A and related Regulations and the Participants desire the Company to pay certain deferred compensation and/or related benefits to or for the benefit of the Participants, or a designated Beneficiary, or both;

NOW, THEREFORE, the Company hereby establishes this supplemental executive retirement plan to take the place of the prior Executives’ Supplemental Retirement Income Plan with respect to any compensation earned on or after January 1, 2005.

ARTICLE 1.  DEFINITIONS

1.1
Account. means the separate account established under the Plan and the Trust for each participating Participant comprised of Company Contributions to the Plan plus Interest Credits.  Interest Credits are applied to the Account before adding the Company Contributions for the current year.

1.2
Base Salary. means a Participant’s regular annual compensation for a Plan Year, determined as of the first day of that year, excluding bonuses, commissions, overtime, incentive payments, non-monetary awards, and other special compensation, before reduction for compensation deferred pursuant to all qualified and non-qualified plans of the Company.  For any Participant whose compensation is composed of a Base Salary plus commissions, and whose Base Salary is less than $50,000, the Participant’s Base Salary will be deemed to equal $50,000.

1.3	Beneficiary. means the beneficiary designated by the Participant to receive the Participant’s deferred compensation benefits in the event of his or her death.

1.4	Board of Directors. means the Board of Directors of the Company.

1.5
Change in Control. means the occurrence of any of the following, limited to the extent any such occurrence is consistent with the definition of a “change in control” or similar event described in Code Section 409A or related Regulations:

(a)
when any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 as amended (“Exchange Act”) (other than the Company, a Subsidiary or a Company benefit plan, including any trustee of such plan acting as trustee) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities, where such person’s beneficial ownership of the Company’s securities was not initiated by the Company or approved by the Company’s Board of Directors; or

(b)
the occurrence of a transaction requiring shareholder approval, and involving the sale of all or substantially all of the assets of the Company or the merger of the Company with or into another corporation, where such merger was not initiated by the Company and in which Company is not the surviving parent entity; or

(c)
a change in the composition of the Board of Directors of the Company in any 12-month period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” means directors who are elected, or nominated for election, to the Board of Directors of the Company with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or

(d)	any liquidation or dissolution of the Company.

1.6	Code. means the Internal Revenue Code of 1986, as amended from time to time. Reference to any Code section shall include any successor or comparable provision of the Code or application Regulations.

1.7
Committee. means the Compensation Committee of the Board of Directors of the Company or any other committee designated by the Board of Directors of the Company to administer the Plan in accordance with Article 8.

1.8
Company. means Building Materials Holding Corporation, a Delaware Corporation, any successor organization thereto, and any corporation or other entity that must be aggregated with Building Materials Holding Corporation pursuant to the Code or Regulations.

1.9	Company Contributions. means the Company’s contribution to a Participant’s Account as determined in accordance with Section 3.1.

1.10	Disability. means—

the condition of being unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or by reason of suffering from any medically determinable physical or mental impairment that is expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company.

1.11	Early Retirement Date. means the date on which a Participant attains age 60 with at least 15 Years of Service or attains age 55 with at least 25 Years of Service.

1.12	Effective Date. means January 1, 2005.

1.13
Executive. means an Executive or highly compensated individual of the Company or of any division, subsidiary or affiliate of the Company who is eligible to become a Participant in the Plan under Section 3.1.

1.14	Fiscal Year. means the fiscal year of the Company as established from time to time.

1.15
Hardship. refers to a distribution made on account of an unforeseeable immediate and heavy financial need of the Participant and that is necessary to satisfy that financial need in accordance with Code Section 409A and the related Regulations.

(a)
Amount.  The amounts distributed with respect to an emergency cannot exceed the amounts necessary to satisfy such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).

(b)
Circumstances.  Whether a Participant has an immediate and heavy financial need shall be determined by the Committee based on all relevant facts and circumstances, and shall refer to a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in Code Section 152(a)) of the Participant; loss of the Participant’s property due to casualty; or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

1.16	Interest Credit. means earnings credited to a Participant’s Account as determined in accordance with Section 3.2.

1.17	Key Employee. means—

(a)	an officer of the Company having an annual compensation greater than $130,000 (as adjusted),

(b)	a 5% owner of the Company, or

(c)	a 1% owner of the Company having annual compensation from the Company of more than $150,000.

For purposes of subsection (a), no more than 50 employees (or, if lesser, the greater of 3 employees or 10% of the employees) shall be treated as officers

1.18	Normal Retirement Date. means the date on which the Participant attains age 65 or the date specified in his or her Participation Agreement.

1.19	Participant. means a person who is selected to participate in the Plan and has satisfied the conditions of Section 2.1.

1.20	Participation Agreement. means the election to participate in the Plan under certain terms as completed by a Participant.

1.21	Plan. means the Executives’ Supplemental Retirement Income Plan of Building Materials Holding Corporation, as amended from time to time.

1.22	Regulations. means the rules, regulations, interpretations and procedures promulgated under the Code, as modified from time to time.

1.23
Separation from Service. means the termination of the Participant’s Service prior to his Normal Retirement Date.  A Participant who is on temporary leave of absence, whether with or without pay, shall not be deemed to have terminated Service.  “Separation from Service” shall be interpreted in accordance with the meaning of “separation from service” or similar term under Code Section 409A and related Regulations.

1.24
Service. means the Participant’s service with the Company that is not interrupted or terminated.  The Committee, in its sole discretion, may determine whether Service shall be considered interrupted or terminated in any circumstance, including (but not limited to) in the case of any leave of absence approved by the Company, including sick leave, military leave or any other personal leave.

1.25	Trust or Trust Agreement. means the Trust Agreement applicable to the Plan, as amended from time to time, entered into between the Company and the Trustee to carry out the provisions of the Plan.

1.26	Trust Fund. means the cash and other assets and/or properties held and administered by Trustee pursuant to the Trust to carry out the provisions of the Plan.

1.27	Trustee. means the designated Trustee acting at any time under the Trust.

1.28	Year of Service. means any 12-consecutive-month period in which a Participant is in Service, commencing with the Participant’s date of hire, as determined by the Committee in its sole discretion.

ARTICLE 2.  ELIGIBILITY

2.1	Eligibility Requirements. In order to participate in the Plan, the Executives of the Company selected to participate by the Company must—

belong to a select group of highly compensated or management employees within the meaning of ERISA and related Regulations;

execute a Participation Agreement in the form provided by the Committee; and

if the Company desires to purchase key man life insurance on the Participant’s life for its sole benefit, cooperate so that the Company may obtain a valid insurance contract.

2.2
Non-Competition Requirement.  If a Participant has a Separation from Service with the Company and, without the specific written consent of the Company, accepts a position of employment with a competitor of the Company within 12 months of Separation from Service, Plan benefits will be limited to the lesser of (a) the Retirement Account Balance at the date of termination, and (b) the sum of Company Contributions attributable to the Participant without interest or other appreciation.  If, in the sole discretion of the Committee, conditions warrant, the Committee may grant permission in the form of a general waiver rather than applied to a specific position.

ARTICLE 3.  DEFERRED COMPENSATION

3.1	Company Contributions.

(a)	Allocation to Plan. The Company Contributions allocated to the Plan shall be determined as follows:

(1)
Subject to subsection (b), the Company shall allocate a portion of a percentage of after-tax earnings of the Company, as determined from time to time by the Board of Directors in its sole discretion.  As of the Effective Date, this amount is 65% of 5.5% of after-tax earnings.

(2)
The amounts to be allocated to the Plan may be changed by the Board of Directors at any time.  The method of allocation of the funds among Participant Accounts may be changed as deemed necessary to maintain equity among Participants, as determined by the Committee with the approval of the Board of Directors.  Participants will be notified of changes as soon as practicable after the change is adopted.

(b)	Allocation Among Participants. The benefit allocation to each Participant’s Account in accordance with the following calculation:

(1)
The portion of the Base Salary of each Participant that is in excess of $40,000 will be added to obtain the total of all Participants’ Base Salaries, each only with respect to the portion in excess of $40,000, which shall be the denominator.

(2)
The portion of the Base Salary of each Participant that is in excess of $40,000 will be divided by the denominator calculated in subsection (b)(1) to obtain a percentage, calculated to the nearest one-hundred thousandth.

(3)
A Participant’s allocation to the Plan shall equal the percentage obtained in subsection (b) multiplied by the Company Contributions determined in Section 3.1, up to a maximum of 30% of the Participant’s Base Salary, or such other percentage as determined by the Committee from time to time.

3.2
Interest Credits and Method of Payment.  Subject to Article 4, Interest Credits shall be determined according to the Participant’s Years of Service and the applicable method of payment, as determined under this section.

(a)
Prior to Commencement of Payment.  The Company shall credit each Participant’s Account with a simple interest rate, expressed as an annual rate, as of January 1 of each year, which rate may be changed by the Committee from time to time.  As of the Effective Date, with respect to Accounts that have not yet commenced payment under Article 4, the rates applicable to Account accruals are as follows:

Participant Classification	Years of Service	Interest Credit Rate
Active Employees	—	7.0%
Inactive Employees	Fewer than 5	0.0%
	At least 5, but fewer than 10	1.5%
	At least 10, but fewer than 15	3.0%
	At least 15, but fewer than 20	4.0%
	At least 20, but fewer than 25	5.0%
	25 or more	6.0%

The rates will be reviewed by the Committee each February.  Any changes will be effective for the January 1 balance of the same year.

(b)
After Commencement of Payment.  After the payment of installments has commenced under Article 4, the Company shall continue to credit each affected Participant’s Account with a simple interest rate, expressed as an annual rate, as of January 1 of each year.  As of the Effective Date, the rates applicable to the method of payment elected are as follows:

(1)
General Rule.  Subject to subsection (b)(2), the Interest Credit rate applicable to each method of payment shall be determined by the number of Years of Service completed by the Participant prior to his or her Separation from Service and the method of payment elected by the Participant pursuant to Section 3.3, as follows:

Participant Classification or Event	Monthly Installment Period Available	Corresponding Interest Credit Rate
Participants having a Separation from Service— - after completing at least 25 Years of Service, or - after the Participant’s Normal Retirement Date	15 years	9.0%
- after completing at least 25 Years of Service	10 years	8.0%
	5 years	7.0%
- prior to completing 25 Years of Service	15 years	6.0%
	10 years	5.0%
	5 years	4.0%

(2)
Disability or Death.  In the event of the Participant’s Disability or death prior to the commencement of Plan payments, the Participant’s Account shall be payable in monthly installments over 5 years, and the applicable Interest Credit rate shall be determined as follows:

Participant Classification or Event	Monthly Installment Period Available	Corresponding Interest Credit Rate
Participant’s Disability or death— - while in Service, or - after completing at least 25 Years of Service	5 years	9.0%
- prior to completing 25 Years of Service	5 years	6.0%

(c)	Interest Calculations. The computations of future values, present values or installment payments shall use the “end of period” assumption for the first payment.

3.3	Election of Payment Terms.

(a)
Initial Election - Method of Distribution.  By the later of December 31, 2005 and the date that is 30 days after becoming eligible for the Plan, or such later date as permitted under Code Section 409A, each Participant (or Beneficiary) will submit an election of the method of distribution applicable to the Participant’s entire Account.  Participants may choose among the following methods of distribution in accordance with the form provided by the Committee:

(1)	a single lump sum payment, or

(2)
monthly installments over a designated period of 5, 10 or 15 years, which election shall affect the Interest Credits that may be credited to the Participant’s Account in accordance with Section 3.2, and which installment shall be treated as a single payment for election purposes.

In the event the Participant fails properly to designate the method of distribution, subject to a subsequent election made under subsection (c), such amounts shall be payable in the form of monthly installments over 5 years, beginning as of the Participant’s Early Retirement Date, if the Participant is eligible, or if not, the Participant’s Normal Retirement Date.

(b)
Subsequent Elections to Change Timing or Method of Distribution.  A Participant (or Beneficiary) may not accelerate the time or schedule of any payment under the Plan, except as provided in Regulations.  Any change to an election regarding the timing or method of distribution must satisfy the following conditions to be effective:

(1)	the subsequent election to delay a payment must be made no later than 12 months prior to the date of the first scheduled payment; and

(2)	the first payment must be deferred for a period of at least 5 years from the date the payment would otherwise have been made.

If such subsequent election does not satisfy the conditions specified in this subsection, the prior election shall be used to determine the timing and form of payment.  The last effective election accepted and acknowledged by the Committee shall govern the payment of the Participant’s Account.  Elections under this subsection will not affect the timing of distributions made on account of Disability, death or Hardship except as provided in Article 4.

ARTICLE 4.  PAYMENT OF BENEFITS

4.1
Payment upon Distribution Event.  Subject to the provisions of this article, the Company shall commence distributions in accordance with the terms of a Participant’s elections under Article 3 upon the earliest to occur of the following events:

(a)	upon the Participant’s Separation from Service following his or her Early Retirement Date;

(b)	upon the Participant’s Separation from Service following his or her Normal Retirement Date;

(c)	upon such other date as specified by the Participant in the applicable Participation Agreement, provided that such date is one of the following:

(1)	a specific date, including a specified age of the Participant,

(2)	the beginning of the Plan Year following the passage of a specified number of years, or

(3)
the Participant’s Separation from Service, or, in the case of Key Employees, a date that is 6 months after the date of Separation from Service (or, if earlier, the Participant’s date of death), if the Separation from Service is later than the Participant’s Early Retirement Date.

4.2
Conditions on Payment.  No payment shall be due under the Plan if (a) the Participant has a Separation from Service prior to his Normal Retirement Date by reason of fraudulent or dishonest conduct, or (b) the Participant has violated the non-compete provisions of Section 2.2, each as determined according to the Committee in its sole discretion.  In the case of a Participant who has had a Separation from Service prior to his Normal Retirement Date by reason of fraudulent or dishonest conduct, and who has not violated the non-compete provisions of Section 2.2, the Committee may, in its sole discretion, provide for payment to the Participant in a lump sum equal to the sum of the Company Contributions attributable to the Participant without Interest Credits.

4.3
Withdrawal for Hardship.  A Participant may apply for distributions from his or her Account to the extent that the Participant demonstrates to the reasonable satisfaction of the Committee that he or she needs the funds due to Hardship.  The Committee may deny a withdrawal for Hardship for any reason or approve a upon any terms permitted under the Code and Regulations, as determined in its sole discretion.

4.4	Payment Following a Change in Control.

(a)	Benefits Following an Approved Change of Control.

(1)
In the event a Participant’s has a Separation from Service for any reason within a 5-year period following a Change of Control, and the transaction constituting the Change of Control was approved in writing prior to its consummation by a majority vote of the members of the Company’s incumbent Board of Directors (an “Approved Change of Control”), then the Participant shall be entitled to receive monthly installment payments of his or her Account over a period of 5 years applying a 9% Interest Credit during the period of payment.

(2)	Following an Approved Change of Control, any Participant (or Beneficiary) already receiving benefit payments under the Plan shall continue to receive benefit payments under the Plan for the lesser of—

(A)	the remainder of the current installment schedule, or

(B)	a 5-year period commencing upon the consummation of the Approved Change of Control.

(b)	Benefits Following an Unapproved Change of Control.

(1)
In the event a Participant’s has a Separation from Service for any reason within a 5-year period following a Change of Control, and the Change of Control was not approved in writing prior to its consummation by a majority vote of the members of the Company’s incumbent Board of Directors (an “Unapproved Change of Control”), then the Participant shall be entitled to receive payment of his or her Account balance in a lump sum payment.

(2)
Following an Unapproved Change of Control, any Participant (or Beneficiary thereof) already receiving payments under the Plan shall receive the remainder of his or her benefit under the Plan in the form of a lump sum payment.

(c)
Delayed Payment.  In the case of a Key Employee, any payment made on account of a Separation from Service following a Change in Control shall not be made until a date that is 6 months after the date of Separation from Service.

4.5
Payment upon Disability.  Upon a Participant’s Disability, as determined by the Committee in its sole discretion, prior to the date when payment of his or her Accounts would otherwise commence under Article 3, the Participant will be entitled to receive all amounts credited to the Accounts as of the date of Disability according to the method of payment elected by the Participant.

4.6
Payment upon Death.  Upon a Participant’s Separation from Service by reason of death, prior to the date when payment of his or her Accounts would otherwise commence, the Participant’s Beneficiary will be entitled to receive all amounts credited to the Accounts of the Participant as of the date of death according to the method of payment elected by the Participant, or to the extent permissible under Code Section 409A, according to the method of payment elected by the Beneficiary.  Upon the death of the Participant following the commencement of distribution, but prior to complete distribution of the entire balance of the Participant’s Accounts, the balance of the Participant’s Accounts on the date of death shall continue to be paid in the elected form of payment to the Participant’s Beneficiary; provided, however, that if the Participant has received at least all of the scheduled monthly installments prior to his or her death, no further benefits shall be due under the Plan.

4.7
Designation of Beneficiary.  The Participant may designate a Beneficiary or Beneficiaries to receive any amount due hereunder by the Participant by written notice thereof to the Company at any time prior to his or her death and may revoke or change the Beneficiary so designated without the Beneficiary’s consent by written notice delivered to Company at any time and from time to time prior to the Participant’s death.  If the Participant is married and a resident of a community property state, one half of any amount due under the Plan which is the result of an amount contributed to the Plan during the Participant’s marriage is the community property of the Participant’s spouse and the Participant may designate a Beneficiary or Beneficiaries to receive only the Participant’s one-half interest. If the Participant shall have failed to designate a Beneficiary, or if no such Beneficiary shall survive him, then such amount shall be paid to his or her estate. Designations of Beneficiaries shall be in the form provided by the Committee.

4.8
Administration of Payments.  Distribution of the lump sum or the first installment shall be made or commence within 90 days following the date of the distribution event or the proper identification of the Beneficiary, if later, as applicable, but in no event later than the end of the 2½ month period following the Plan Year in which occurs the distribution event.  Subsequent installments, if any, shall be made on the first day of each month following the first installment as determined by Company.  The amount of each installment shall be calculated by dividing the Account balance as of the date of the distribution by the number of installments remaining pursuant to the Participant’s distribution election.  Each such installment, if any, shall take into account Interest Credits credited to the balance of the Account remaining unpaid.

4.9
Permitted Acceleration of Payments.  To the extent permitted by Code Section 409A and related Regulations, the Company may, in the sole discretion of the Committee, commence distribution to Participant, Participant’s Beneficiary or other appropriate payee the portion of Participant’s Account authorized for distribution in accordance with Code Section 409A and related Regulations, including the following:

(a)	amounts payable to an individual other than the Participant under a domestic relations order approved by the Committee in its sole discretion;

(b)
de minimis cashout payments that result in the termination of the entirety of a Participant’s interest in the Plan, if the payment is made on or before the later of December 31 of the Plan Year in which occurs the Participant’s Separation from Service or the date 2½ months after the Participant’s Separation from Service and the payment is not greater than $10,000;

(c)
payment to Participant to pay the Federal Insurance Contributions Act tax imposed under Code Section 3101 and 3121(v)(2) on Eligible Compensation deferred under the Plan, grossed up as permitted under applicable Regulations; and

(d)
payment to Participant in the event the Plan with respect to that Participant fails to meet the requirements of Code Section 409A and related Regulations in an amount not to exceed the amount required to be included in income as a result of the failure to comply with the requirements of Code Section 409A and the related Regulations.

4.10
Permitted Delay of Payments.  To the extent permitted by Code Section 409A and related Regulations, the Company shall delay distribution to Participant, Participant’s Beneficiary or other appropriate payee the portion of Participant’s vested Plan Benefit authorized for distribution to the extent—

(a)	that the Committee reasonably anticipates that the Company’s deduction with respect to such payment otherwise would be limited or eliminated by application of Code Section 162(m);

(b)
that the Committee reasonably anticipates that the making of the payment will violate a term of a loan agreement or other similar contract to which the Company is a party, and such violation will cause material harm to the Company;

(c)	that the Committee reasonably anticipates that the making of the payment will violate federal securities laws or other applicable law;

(d)	upon such other events and conditions as may be permitted under the Code and Regulations;

provided that the payment shall be made at the earliest date at which the Committee reasonably anticipates that the applicable circumstance specified above is of no further force or effect.

ARTICLE 5.  TRUST

5.1
Accounts.  The Company shall establish separate Accounts for each Participant who participates in the Plan.  No special fund shall be established nor shall any note or security be issued by the Company with respect to a Participant’s Accounts.

5.2
Participants’ Rights Unsecured.  The right of the Participant or his or her Beneficiary to receive a distribution hereunder shall be an unsecured claim against the general assets of the Company, and neither the Participant nor his or her Beneficiary shall have any rights in or against any amount credited to his or her Account or any other specific assets of the Company, except as otherwise provided in the Trust.  Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind or a fiduciary relationship between the Plan and the Company or any other person.

5.3
Trust Agreement.  The Company may establish the Trust for the purpose of retaining assets set aside by the Company pursuant to the Trust Agreement for payment of all or a portion of the amounts payable pursuant to the Plan.  Any benefits not paid from the Trust shall be paid solely from the Company’s general funds, and any benefits paid from the Trust shall be credited against and reduced by a corresponding amount the Company’s liability to the Participants under the Plan.  No special or separate fund, other than the Trust Agreement, shall be established and no other segregation of assets shall be made to assure the payment of any benefits hereunder.  All Trust Funds shall be subject to the claims of general creditors of the Company in the event the Company is insolvent (as that term is defined in the Trust Agreement).  The obligations of the Company to pay benefits under the Plan constitute an unfunded, unsecured promise to pay and Participants shall have no greater rights than general creditors of the Company.  Trust assets shall not, at any time, be located outside of the United States or be transferred outside of the United States, whether or not such assets are available to satisfy claims of general creditors.

ARTICLE 6.  AMENDMENT AND TERMINATION

The Committee shall have the right to amend the Plan at any time and from time to time, including a retroactive amendment.  Any such amendment shall become effective upon the date stated therein, and shall be binding on all Participants, except as otherwise provided in such amendment; provided, however, that said amendment shall not affect benefits adversely to the affected Participant without the Participant’s written approval.  Benefits accruing to a Participant pursuant to any employment agreement in effect between the Company and the Participant that entitles the Participant to participate in and to certain rights under the Plan shall not be affected by an amendment of the Plan.

ARTICLE 7.  ADMINISTRATION

7.1
Administration.  The Committee shall administer and interpret the Plan in accordance with the provisions of the Plan and the Trust Agreement.  Any determination or decision by the Committee shall be conclusive and binding on all persons who at any time have or claim to have any interest whatever under the Plan.  To the extent required to avoid penalties under section 409A of the Internal Revenue Code, the Committee intends to interpret and operate the Plan in all respects in compliance with Code Section 409A and related Regulations.

7.2
Applying for Benefits.  The following claims procedures are generally applicable to claims filed under the Plan.  To the extent required by law and to the extent the Committee is ruling on a claim for benefits on account of a disability, the Plan will follow, with respect to that claim, claims procedures required by law for plans providing disability benefits.

(a)	General Procedures. Subject to the provisions of subsection (b), the following procedures shall apply in the determination of claims under the Plan.

(1)
Filing a Claim.  All applications and claims for benefits shall be filed in writing by the Participant, his or her Beneficiary, or the authorized representative of the claimant, by completing the procedures required by the Committee.  The procedures shall be reasonable and may include the completion of forms and the submission of documents and additional information.

(2)
Review of Claim.  The Committee shall review all applications and claims for benefits and shall decide whether to approve or deny the claim in whole or in part.  If a claim is denied in whole or in part, the Committee shall provide written notice of denial to the claimant within a reasonable period of time no later than 90 days after the Committee receives the claim, unless special circumstances require an extension of time for processing the claim.  If an extension is required, the Committee shall notify the claimant in writing (including by electronic media) by the end of the initial 90-day period and indicate the special circumstances requiring an extension of time and the date by which the Committee expects to render a decision on the claim.  The extension shall not exceed an additional 90 days.  The notice of denial shall be written (including in electronic media) in a manner calculated to be understood by the claimant and shall include the following:

(A)	specific reasons for the denial;

(B)	specific references to pertinent Plan provisions;

(C)	description of any additional material or information necessary for the claimant to perfect his or her claim and an explanation of why such material or information is necessary; and

(D)
appropriate information as to the steps the claimant should take if he or she wishes to submit the denied claim for review, including any applicable time limits and including a statement of the claimant’s right to bring a civil action under ERISA § 502(a) following a denied claim on review.

(3)
Appealing a Claims Denial.  If the claimant wishes a review of the denied claim, he or she shall notify the Committee in writing within 60 days of the claimant’s receipt of notification of the denied claim.  The claimant or the claimant’s representative may review pertinent Plan documents and may submit issues or comments to the Committee in writing.  The claimant or the claimant’s representative may provide the Committee with a written statement of the claimant’s position and with written materials in support of his or her position, including documents, records and other information relating to the claim.  The claimant or the claimant’s representative may have, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim.  A document, record or other information shall be considered relevant to the claim if such document, record or other information (A) was relied upon in making the benefit determination, (B) was submitted, considered or generated in the course of making the benefit determination, without regard to whether such document, record or other information was relied upon in making the benefit determination, or (C) demonstrates compliance with the administrative processes and safeguards designed to ensure and verify that benefit claim determinations are made in accordance with the Plan and that, where appropriate, the Plan provisions have been applied consistently with respect to similarly situated claimants.

(4)
Review of Appeal.  The Committee shall forward all requests for review of a denied claim together with all associated documents to the Chairman of the Committee promptly after receipt.  The Committee shall make its decision on review solely on the basis of the written record, including documents and written materials submitted by the claimant and/or the claimant’s representative.  The Committee shall make a decision on review within a reasonable period of time, not later than 60 days after the Committee receives the claimant’s written request for review unless special circumstances require additional time for review of the claim.  If the Committee needs an extension of time to review the claim, it shall notify the claimant in writing before the end of the initial 60-day period, and shall indicate the special circumstances requiring an extension of time and the date by which the Committee expects to render the determination on review.  The extension shall not be longer than an additional 60 days.  The decision on review will be written in a manner calculated to be understood by the claimant.  If the claim is denied, the written noticed shall include specific reasons for the decision as well as specific references to pertinent Plan provisions on which the decision is based, a statement of the claimant’s right to bring an action under ERISA § 502(a) and a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits, with “relevant” defined as provided in the previous subsection.

(b)	Determination of Disability. To the extent the Committee is determining a claims for benefits under the Plan on account of disability, the following procedures shall apply.

(1)
Notice of Denial.  If any person claiming benefits under the Plan on account of disability is denied such benefits by the Committee, no later than 45 days after receipt of the claim by the Committee (or within 75 days if special circumstances require an extension and if written (including electronic) notice of such extension and circumstances is given to such person within the initial 45-day period), he or she shall be furnished with written notification from the Committee stating the following: The notice of denial shall be written (including in electronic media) in a manner calculated to be understood by the claimant and shall include the following:

(A)	specific reasons for the denial;

(B)	specific references to pertinent Plan provisions on which the adverse determination is based;

(C)
description of the Plan’s review procedures and time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review;

(D)
if an internal rule, guideline, protocol or other similar criterion (a “Guideline”) was relied upon in making the adverse determination, either (A) a copy of the Guideline, or (B) a statement that such Guideline was relied upon in making the adverse determination and a statement that a copy of such Guideline will be provided free of charge to the claimant upon request; and

(E)
if the adverse benefit determination is based on a medical necessity or experimental treatment or similar exclusion or limit, either an explanation of the scientific or clinical judgment for the determination, applying the terms of the Plan to the claimant’s medical circumstances, or a statement that such explanation will be provided free of charge upon request.

In the case of any extension, the notice of extension shall specifically explain the standards on which entitlement to a benefit is based, the unresolved issues that prevent a decision on the claim, and the additional information needed to resolve those issues, and the claimant shall be afforded at least 45 days within which to provide the specified information.

In the event that a period of time is extended due to a claimant’s failure to submit necessary information, the period for making the benefit determination shall be tolled from the date on which the notification of the extension is sent to the claimant until the date on which the claimant responds to the request for additional information.

(2)
Appeal Process.  A claimant shall have 180 days following receipt of a notification of an adverse benefit determination within which to appeal the determination.  A claimant shall be entitled to submit on appeal written comments, documents, records and other information relating to the claim.  During the time the claimant has for filing an appeal, the claimant shall be provided, upon request and free of charge, reasonable access to and copies of all documents, records and other information relevant to the claim.  The Committee shall forward all requests for review of a denied claim together with all associated documents to the Chair of the Committee promptly after receipt.  The Committee’s review of the claim shall take into account all comments, documents, records and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.  The review shall not give deference to the initial adverse benefit determination.  If the initial benefit determination was, in whole or in part, based on medical judgment (including determinations with regard to whether a particular treatment, drug or other item is experimental, investigational, or not medically necessary or appropriate), in deciding the appeal the Committee shall consult with a health care professional who has appropriate training and experience in the field of medicine involved in the medical judgment.  Such professional shall be an individual who is neither an individual who was consulted in connection with the adverse benefit determination that is the subject of the appeal, nor the subordinate of any such individual.  If the Plan obtained advice from any medical or vocational experts in making the initial benefit determination, the Committee shall identify such experts to the claimant, regardless of whether the advice was relied upon in making the initial benefit determination.

The Committee shall notify the claimant of the benefit determination on review within a reasonable period of time, not to exceed 45 days after receipt by the Plan of the claimant’s request for review, unless the Committee determines that special circumstances (such as the need to hold a hearing, if the Plan’s procedures provide for a hearing) require an extension of time for processing the claim.  If the Committee determines that an extension of time for processing is required, written notice of the extension shall be furnished to the claimant prior to the termination of the initial 45-day period.  In no event shall such extension exceed a period of 45 days from the end of the initial period.  The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan expects to render the determination on review.

Notwithstanding the previous paragraph, if the Committee holds regularly scheduled meetings at least quarterly, the Committee shall instead make a benefit determination no later than the date of such meeting that immediately follows the Plan’s receipt of a request for review, unless the request for review is filed within 30 days preceding the date of such meeting.  In such case, a benefit determination may be made by no later than the date of the second meeting following the Plan’s receipt of the request for review.  If special circumstances (such as the need to hold a hearing, if the Plan’s procedures provide for a hearing) require a further extension of time for processing, a benefit determination shall be rendered not later than the third meeting of the Committee following the Plan’s receipt of the request for review.  If such an extension of time for review is required because of special circumstances, the Committee shall provide the claimant with written notice of the extension, describing the special circumstances and the date as of which the benefit determination will be made, prior to the commencement of the extension. The Committee shall notify the claimant of the benefit determination as soon as possible, but not later than 5 days after the benefit determination is made.

The period of time within which a benefit determination on review is required to be made shall begin at the time an appeal is filed in accordance with the reasonable procedures of the Plan, without regard to whether all the information necessary to make a benefit determination on review accompanies the filing.  In the event that a period of time is extended due to a claimant’s failure to submit information necessary to decide a claim, the period for making the benefit determination on review shall be tolled from the date on which the notification of the extension is sent to the claimant until the date on which the claimant responds to the request for additional information.

(3)
Notification of Benefit Determination on Review.  The Committee shall provide the claimant with written notification of the Plan’s benefit determination on review.  If on review the initial denial of benefits is affirmed, the notification shall set forth, in a manner calculated to be understood by the claimant, the following:

(A)	specific reason for the adverse determination;

(B)	specific references to pertinent Plan provisions on which the adverse determination is based;

(C)
statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits;

(D)
statement describing the Plan’s voluntary appeal procedures, if any, and describing the claimant’s right to obtain the information about such procedures, and a statement of the claimant’s right to bring an action under ERISA Section 502(a);

(E)
if a Guideline was relied upon in making the adverse determination, either (A) a copy of the Guideline, or (B) a statement that such Guideline was relied upon in making the adverse determination and a statement that a copy of such Guideline will be provided free of charge to the claimant upon request;

(F)
if the adverse benefit determination is based on a medical necessity or experimental treatment or similar exclusion or limit, either an explanation of the scientific or clinical judgment for the determination, applying the terms of the Plan to the claimant’s medical circumstances, or a statement that such explanation will be provided free of charge upon request; and

(G)
the following statement: “You and your Plan may have other voluntary alternative dispute resolution options, such as mediation.  One way to find out what may be available is to contact your local U.S. Department of Labor Office and your State insurance regulatory agency.”

(c)
The Committee shall have full discretionary authority to consider claims filed under the Plan and to determine eligibility, status and rights of all individuals under the Plan and to construe any and all terms of the Plan.

(d)
Following the approval of a claim for benefits under the Plan, pursuant to the claims procedure set forth in this section, the Committee shall have the authority to construe and administer the Plan in a manner that is consistent with the payment of benefits in accordance with the approved claim.

7.3
Liability of Committee; Indemnification.  To the extent permitted by law, the Committee shall not be liable to any person for any action taken or omitted in connection with the interpretation and administration of the Plan unless attributable to his or her own bad faith or willful misconduct.  The Committee may employ legal counsel, consultants, actuaries and agents as they may deem desirable in the administration of the Plan and may rely on the opinion of such counsel or the computations of such consultant or other agent.  The Committee shall provide for the keeping of detailed written minutes of its actions hereunder, which shall be reviewed by the legal counsel or the consultant engaged by the Committee prior to their finalization.

7.4
Expenses.  The costs of the establishment of the Plan and the adoption of the Plan by the Company, including but not limited to legal and accounting fees, shall be borne by the Company.  The expenses of administering the Plan shall be borne by the Trust; provided, however, that the Company shall bear, and shall not be reimbursed by, the Trust for any tax liability of the Company associated with the investment of assets by the Trust.  All taxes associated with participation in the Plan, including any tax liability under Code Section 409A, shall be borne by the Participant.

ARTICLE 8.  GENERAL AND MISCELLANEOUS

8.1
Rights Against the Company.  Except as expressly provided by the Plan, the establishment of the Plan shall not be construed as giving to any Participant or to any person whomsoever, any legal, equitable or other rights against the Company, or against its officers, directors, agents or shareholders, or as giving to any Participant or Beneficiary any equity or other interest in the assets, business or shares of Company stock or giving any Participant the right to be retained in the employment of the Company.  All Participants shall be subject to discharge (with or without cause) to the same extent they would have been if the Plan had never been adopted.  The rights of a Participant hereunder shall be solely those of an unsecured general creditor of the Company.  Neither the Plan nor any action taken hereunder shall be construed as giving to any Participant the right to continue rendering services to or for the benefit of the Company or as affecting the right of the Company to dismiss any Participant.  Any benefit payable under the Plan shall not be deemed salary or other compensation for the purpose of computing benefits under any Participant benefit plan or other arrangement of the Company for the benefit of its Participants.

8.2
Assignment or Transfer.  No right, title or interest of any kind in the Plan shall be transferable or assignable by any Participant or Beneficiary or be subject to alienation, anticipation, encumbrance, garnishment, attachment, execution or levy of any kind, whether voluntary or involuntary, nor subject to the debts, contracts, liabilities, engagements, or torts of the Participant or Beneficiary.  Any attempt to alienate, anticipate, encumber, sell, transfer, assign, pledge, garnish, attach or otherwise subject to legal or equitable process or encumber or dispose of any interest in the Plan shall be void.

8.3
Severability.  If any provision of the Plan shall be declared illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions of the Plan but shall be fully severable, and the Plan shall be construed and enforced as if said illegal or invalid provision had never been inserted herein.

8.4
Construction.  The article and section headings and numbers are included only for convenience of reference and are not to be taken as limiting or extending the meaning of any of the terms and provisions of the Plan.  Whenever appropriate, words used in the singular shall include the plural or the plural may be read as the singular.  When used herein, the masculine gender includes the feminine gender.

8.5
Governing Law.  The validity and effect of the Plan and the rights and obligations of all persons affected hereby shall be construed and determined in accordance with the laws of the State of Delaware unless superseded by federal law, which shall govern correspondingly.

8.6
Payment Due to Incompetence.  If the Committee receives evidence that a Participant or Beneficiary entitled to receive any payment under the Plan is physically or mentally incompetent to receive such payment, the Committee may, in its sole and absolute discretion, direct the payment to any other person or Trust which has been legally appointed by the courts or to any other person determined by the Company to be a proper recipient on behalf of such person otherwise entitled to payment, or any of them, in such manner and proportion as the Company may deem proper.  Any such payment shall be in complete discharge of the Company’s obligations under the Plan.

8.7
Taxes.  All amounts payable hereunder shall be reduced by any and all federal, state, and local taxes imposed upon Participant or his or her Beneficiary, which are required to be paid or withheld by Company.  The determination of Company regarding applicable income and employment tax withholding requirements shall be final and binding on Participant.

8.8
Insurance.  In the event that any Participant elects, in his or her discretion, to independently purchase an insurance policy covering the inability of the Plan or the Trust to make any payments to which Participant is entitled under the Plan or the Trust, the Company shall use its best efforts to facilitate the payment by Participant of any applicable excise taxes which become due as the result of the payment of premiums under such policy.  Nothing contained herein shall be construed as an endorsement by the Company of the purchase of such a policy or a recommendation by the Company that the purchase of such a policy is necessary or desirable as the result of Participant’s participation in the Plan.  In the event that such insurance would result in adverse tax consequences to the Participant, the Participant shall terminate such insurance.

8.9
Attorney’s Fees.  Company shall pay the reasonable attorney’s fees incurred by any Participant in an action brought against Company to enforce Participant’s rights under the Plan, provided that such fees shall only be payable in the event that the Participant prevails in such action.

8.10
Plan Binding on Successors and Assignees. The Plan shall be binding upon and inure to the benefit of the Company and its successor and assigns and the Participant and the Participant’s designee and estate.

Building Materials Holding Corporation
Executive and Director Supplemental Retirement Income

TRUST AGREEMENT
This Agreement made this first day of August, 2005 by and between Building Materials Holding Corporation (Company), and U. S. Bank Institutional Trust and Custody, Idaho (Trustee).

WHEREAS, the Company has established the Executives’ Supplemental Retirement Income Plans, both Old and New Plans (the “Plans”), attached hereto as Exhibit A and B, to encourage the participants in the Plans (the “Participants”) to continue to render services to the Company by providing for the Participants’ security after their retirement from service with the Company; and,

WHEREAS, the Plans provide for payments to be made under the conditions and on the terms contained therein to the Participants and/or their beneficiaries (hereinafter individually and collectively the (“Trust Beneficiaries”); and,

WHEREAS, the Company desires to establish this Trust Agreement to provide in whole or in part, for the payment of the benefits due under the Plans and accordingly to discharge its obligations thereunder, and to transfer to the Trust certain property which shall be held herein until paid to the Trust Beneficiaries in accordance with and pursuant to the Plans, subject however, to the claims of the Company’s creditors in the event of the Company’s insolvency as defined herein; and,

WHEREAS, it is the intention of the Company to make such contributions to the Trust as it may from time to time determine to be necessary or appropriate, to discharge its obligations to the Trust Beneficiaries under the Plans subject to Section 3 hereof;

NOW, THEREFORE, the Company hereby establishes with the Trustee this Trust to hold all property acceptable to the Trustee, together with the income thereon, as shall be transferred to it hereunder for the uses and purposes and upon the terms and conditions set forth herein.

SECTION I - DEFINITIONS

1.1
Plans. The plans covered by this Trust are those attached hereto as Exhibit A and B. The Company may at any time, by written notice to the Trustee, add additional plans to become subject to this Trust. Any such additional plans shall become Plans subject to this Trust only upon receipt and acceptance by the Trustee of the additional plan documents.

1.2	Board of Directors. The Board of Directors of Building Materials Holding Corporation.

1.3	Compensation Committee. The Committee established by the Board of Directors to evaluate, recommend and administer compensation programs of the Company for the Board of Directors.

1.4	Trust Beneficiaries. The Participants under the Plans covered by this agreement and/or their Beneficiaries who become eligible for the benefit payments under the Plans.

1.5
Insolvency. The Company is insolvent for purposes of this Trust if Company is unable to pay its debts as they become due or the Company is subject to insolvency or bankruptcy proceedings under federal, state or local law.

1.6
Insolvency Creditors. The general creditors of the Company as designated by a court of competent jurisdiction, or person appointed by such court having jurisdiction over Company’s insolvency proceedings.

SECTION II - TRUST FUND

2.1
Company’s Obligations to Participants. The Company shall continue to be liable to the Participants to make all payments required under the terms of the Plans to the extent such payments are not made from this Trust. Distributions made from this Trust to Participants or their beneficiaries shall, to the extent of such distributions, satisfy the Company’s obligations to pay benefits to Participants and their beneficiaries under the Plans.

2.2
Contributions. The Company shall make contributions to the Trust as it deems appropriate in its sole discretion to provide funds to satisfy Company’s contractual obligations under the Plans. Such contributions may be in cash or other property acceptable to the Trustee.

2.3
Irrevocable Trust. The Company and the Trustee agree that the Trust hereby created has been established to pay obligations of the Company pursuant to the Plans and is subject to the rights of general creditors of the Company in the event of the Company’s insolvency as defined herein, and accordingly is a grantor trust under the provisions of Sections 671 through 677 of the Internal Revenue Code of 1986, as amended (the “Code”). The Company hereby agrees to report all items of income and deduction of the Trust on its own income tax returns. It shall be impossible at any time prior to satisfaction of all liabilities with respect to Trust Beneficiaries under the Plans and to Insolvency Creditors, if any, for any part of the corpus or income of the Trust to be transferred to the Company other than such part as is required to pay taxes and administration expenses or the reimburse the Company for payments made under the Plan as herein provided. No contribution to or income of the Trust is intended to be taxable to the Participants until benefits are distributed to them.

2.4
Rights to Trust Assets. The property of the Trust shall be held separate and apart from other funds of the Company and shall be used exclusively for the purposes herein set forth. The Trust Beneficiaries shall not have any preferred claim on, or any beneficial ownership interest in, any assets of the Trust prior to the time such assets are paid to the Trust Beneficiaries as provided in Section 3 hereof, and the Trust Beneficiaries’ rights to payments created under the Plans and this Trust Agreement shall be no greater than the rights of unsecured general creditors of the Company.

All Trust assets remaining after all amounts due under the Plans and all amounts then due Insolvency Creditors are paid shall be paid to the company.

2.5
ERISA Considerations. The Plans attached hereto as Exhibit A and B are intended to be “unfunded” and maintained “Primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” for purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and as such are intended not to be covered by Parts 2 through 4 of Subtitle B of Title I of ERISA. The existence of this Trust is not intended to alter this characterization of the Plans.

SECTION III - PAYMENTS TO TRUST BENEFICIARIES

3.1
Payments Except During Insolvency. The Trustee shall make payments of benefits to the Trust Beneficiaries from the assets of the Trust, if and to the extent such assets are available for distribution, in accordance with the Plans, so long as the Company is not insolvent, as defined herein. Unless such insolvency is deemed to exist, the Trustee shall hold the Trust Fund exclusively to pay fees and expenses of the Trust and Plans’ benefits until all such benefits have been paid. Unless insolvency exists as herein defined, creditors of the Company shall not be paid from the Trust Fund. The Company may not hypothecate the assets of the Trust nor create any security interest in the Trust Fund in favor of any of its creditors.

3.2
Determination of Benefits Due. The Compensation Committee will be responsible for notifying the Trustee of amounts due to the Trust Beneficiaries and the dates such payments are due. If the Trustee has cause to believe that a payment is due and has not received notice from the Compensation Committee, the Trustee will request confirmation from the Compensation Committee and if no response is received may take such steps as Trustee deems appropriate and necessary to fulfill his obligations hereunder to determine what payment is actually due to make payments accordingly.

3.3
Insufficient Funds in Trust. If the property of the Trust is not sufficient to make payments under the Plans to the Trust Beneficiaries, upon notice from the Trustee to that effect, the Company shall make the balance of each such payment as it falls due.

3.4
Facility of Payment. Any payments made by the Trustee hereunder to the Trust Beneficiaries shall be in discharge of the Company’s obligations under the Plans, provided, however, that the Company shall remain liable to the Trust Beneficiaries for all amounts due under the Plans to the extent not paid hereunder.

SECTION IV - INSOLVENCY

4.1
Determination of Insolvency. The Company shall promptly give notice to the Trustee upon becoming insolvent. The Chief Executive Officer and/or the Board of Directors of the Company and/or the Compensation Committee shall be obligated to give such notice. If the Trustee receives such notice or receives from any other person claiming to be a creditor of the Company a written allegation that the Company is insolvent, the Trustee shall independently determine whether such insolvency exists. The expenses of such determination shall be allowed as administrative expenses of the Trust.

4.2
Suspension of Payments. The Trustee shall cease making any payments due from the Trust Fund to the Trust Beneficiaries while it is determining the existence of insolvency. Such payments shall cease and the Trustee shall commence insolvency Administration under Section 4.5 upon receipt of any notice of insolvency as provided in Section 4.1.

4.3
Obligation of Trustee. The Trustee shall have no obligation to investigate the financial condition of the Company prior to receiving a notice or allegation of insolvency. The Trustee may, in all events rely on such evidence concerning the Company’s solvency as may be furnished to the Trustee which will give the Trustee a reasonable basis for making the determination concerning the Company’s solvency.

4.4
Insolvency Administration. During Insolvency Administration, the Trustee shall hold the Trust Fund for the benefit of the general creditors of the Company and make payments only in accordance with this Section 4.4. The Trustee shall continue the investment of the Trust Fund in accordance with Section 5.

(A)	After payment of Trustee fees authorized herein, the Trustee shall make payments out of the Trust Fund only as follows:

(i)	To general creditors in accordance with instructions from a court of competent jurisdiction, or a person appointed by such court, having jurisdiction over the Company’s condition of insolvency, and/or

(ii)	To the Trust Beneficiaries in accordance with instructions of such persons or entities specified in subparagraph A(i) above.

(B)	The Trustee shall be a secured creditor with a priority claim to the Trust Fund with respect to its own fees and expenses.

4.5
Termination of Insolvency Administration. Insolvency Administration shall terminate when the Trustee determines that the Company is not insolvent, in response to a notice or allegation of insolvency under Section 4.1 or Company is no longer insolvent or a court of competent jurisdiction determines that the Company is no longer insolvent.

4.6
Resumption of Benefits. Upon termination of Insolvency Administration, the Trust Fund shall continue to be held for the benefit of the Trust Beneficiaries. Benefit payments due but not paid during the period of Insolvency Administration shall be made as soon as practicable.

SECTION V - INVESTMENT OF TRUST ASSETS

5.1
Types of Investments. Except for money and other property subject to the investment responsibility of an investment manager as provided in Section 5.5 hereof, and subject to Section 5.2 the Trustee shall, in its discretion, invest and reinvest the assets of the Trust without distinction between principal and income, in any property, real, personal or mixed, wherever situated, and whether or not productive of income or consisting of wasting assets, including, without limitation, common and preferred stocks, mutual funds, common trust funds, bonds, notes, debentures, securities convertible into common stock, leaseholds, mortgages (including, without limitation, any collective or part interest in any bond and mortgage or note and mortgage), interest bearing accounts and certificates of deposit, oil, mineral or gas properties, royalties, interests or rights (including equipment pertaining thereto), equipment trust certificates, investment trust certificates, savings bank deposits, commercial paper, and insurance contracts (including those to which amounts may be deposited and withdrawn). The Trustee may invest in certificates of deposit or savings accounts which bear a reasonable interest rate in a federally insured institution which may be affiliated with the Trustee. The Trustee shall, on the direction of the Company, purchase life insurance and/or annuity contracts including group annuity contracts providing for flexible funding or similar vehicles or for the investment of assets in separate accounts, invested in any securities and other property including real estate, regardless of whether or not the insurance carrier shall have assumed any contractual or other liability as to the benefits to be provided thereunder, the value thereof, or the return therefrom. Such life insurance and/or annuity contracts shall be considered investments of the Trust Fund and, together with all rights, privileges, options and elections contained therein, shall vest in the Trustee but shall be exercised, assigned or otherwise disposed of as directed by the Company. The insurance carrier under any such contract shall have full responsibility for the management and control of the assets held thereunder.

5.2
Investment Policies. The Board of Directors of the Company shall have the right at any time and in its discretion to formulate investment policies and standards for the investment of the Trust Fund. Such policies and standards may include, among other things, the percentage of the Trust Fund which may be invested in fixed income securities, the percentage of the Trust Fund which may be invested in common stocks, and the percentage of the Trust Fund which may be invested in the securities of any one company. Such policies may be changed from time to time by resolution of the Board.

5.3
Investment Funds. The Trustee shall maintain separate investment funds as the Company may direct. Contributions to the Trust shall be allocated among the funds by the Trustee in accordance with the directions of the Company. Each separate investment fund shall be invested only in types of investments consistent with guidelines established by the Company for such fund. Pending such investment and reinvestment, or transfers as herein provided, the Trustee may temporarily invest and reinvest the funds in any marketable short and medium term fixed income securities, United States Treasury Bills, other short and medium term government obligations, commercial paper, other money market instruments and part interest in any one of more of the foregoing, or may maintain cash balances consistent with the liquidity needs of the Plans as communicated to the Trustee by the Company. In addition, the Trustee shall have full power and authority to invest and reinvest all or any part of any investment fund through the medium of any pooled investment fund or group trust which is invested principally in property of the kind authorized for investment of the respective investment funds. To the extent of investment of the Trust’s assets in such a pooled fund or group trust, the terms of the instrument establishing such pooled fund or group trust are made a part hereof as fully as if set forth at length herein. The Trustee shall make transfers between each of the funds in accordance with the directions of the Company and may dispose of such investments in the particular investment fund as may be necessary to enable it to make any such transfer.

5.4
Powers of the Trustee. The Trustee shall be authorized and empowered, in its discretion (except as provided in Section 5.5) to exercise any and all of the following rights, powers and privileges with respect to any cash, securities or other properties held by the Trustee in Trust hereunder:

(A)
To sell any such property at such time and upon such terms and conditions as the Trustee deems appropriate. Such sales may be public or private, for cash or credit, or partly for cash and partly for credit, and may be made without notice of advertisement of any kind.

(B)	To exchange, mortgage, or lease any such property and to convey, transfer or dispose of any such property on such terms and conditions as the Trustee deems appropriate.

(C)	To grant options for the sale, transfer exchange or disposal of any such property.

(D)
To exercise all voting rights pertaining to any securities and to consent to or request any action on the part of the issuer of any such securities and to give general or special proxies or powers of attorney with or without power of substitution.

(E)
To consent to or participate in amalgamations, reorganizations, re-capitalizations, consolidations, mergers, liquidations, or similar transactions with respect to any securities, and to accept and to hold any other securities issued in connection therewith.

(F)	To exercise any subscription rights or conversion privileges with respect to any securities held in the Trust Fund.

(G)
To collect and receive any and all money and other property of whatsoever kind or nature due or owing to belonging to the Trust Fund and to give full discharge and acquaintance therefore and to extend the time of payment of any obligation at any time owing to the Trust Fund, as long as such extension is for a reasonable period, and continues at reasonable interest.

(H)
To cause any securities or other property to be registered in, or transferred to, the individual name of the Trustee or in the name of one or more of its nominees, or one or more nominees of any system for the centralized handling of securities, or it may retain them unregistered and in form permitting transferability by delivery, but the books and records of the Trust shall at all times show that all such investments are a part of the Trust Fund.

(I)
To organize under the laws of any State a Company for the purpose of acquiring the holding title to any property which it is authorized to acquire under this Trust Agreement and to exercise with respect thereto any or all of the powers set forth in this Trust Agreement.

(J)
To manage, operate, repair, improve, develop, preserve, mortgage or lease for any period any real property or any oil, mineral or gas properties, royalties, interest or rights held by it directly or through any Company, either alone or by joining with others, using other Trust assets for any of such purposes; to modify, extend, renew, waive or otherwise adjust any or all of the provisions of any such mortgage or lease and to make provision for amortization of the investment in or depreciation of the value of such property.

(K)
To settle, compromise, or submit to arbitration any claims, debts or damages due or owing to or from the Trust; to commence or defend suits or legal proceedings whenever, in its judgment any interest of the Trust requires it; and to represent the Trust in all suits or legal proceedings in any court of law or equity or before any other body or tribunal, insofar as such suits or proceedings relate to any property forming part of the Trust Fund or to the administration of the Trust Fund.

(L)
To borrow money from others for the purposes of the Trust, but the Trustee shall not be authorized to borrow any money from its banking department or from the Company or any subsidiary or associated company.

(M)
The Trustee may, for the purpose of investing in and holding title to real or personal property or part interests therein located outside the state of Idaho, appoint one or more individuals or Companies as a co-trustee or subtrustee or join with one or more individuals or Companies (including itself) in the establishment of one or more than one or all of the powers, authorities, discretions, duties and functions of the Trustee under this Trust Agreement and the amendments hereto as shall be designated in the instrument establishing such subtrust including without limitation by the reference thereto power to receive and hold property, real or personal, or part interest therein, oil, mineral or gas properties, royalty interests or rights, including equipment pertaining thereto, leaseholds, mortgages and other interests in realty, situated in any state in which the co-trustee or subtrustee is authorized to act as trustee and pay the reasonable expenses and compensation of such co-trustee or subtrustee.

(N)	To purchase, hold and sell interests or units of participation in any collective or common trust fund established by the Trustee, including any such funds which may be established in the future.

(O)	Generally to do all acts, whether or not expressly authorized, which the Trustee deems necessary or desirable, but acting at all times according to the principles expressed in Section 9.

5.5
Investment Responsibilities. The Company may (but need not) appoint an Investment Manager or Managers to manage (including the power to acquire and dispose of) all or any of the assets of the trust Fund. In the event of any such appointment, the Company shall establish the portion of the assets of the Trust Fund which shall be subject to the management of the Investment Manager and shall so notify the Trustee in writing. Likewise, the Company may establish that all or a portion of the assets of the Trust Fund shall be subject to the investment jurisdiction of the Company itself (through the Compensation Committee or other designee) and shall advise the Trustee of such determination. With respect to such assets over which either an Investment Manager or the Company has investment responsibility, the Investment Manager or the Company shall possess all of the investment and administrative power and responsibilities granted to the Trustee hereunder, including the power to hold the indicia of ownership of any investment in a collective trust fund, and the Trustee shall invest and reinvest such assets pursuant to the written directions of the Investment Manager or the Company. If the Company so directs, an Investment Manager shall have the power to acquire and dispose of assets in the name of the Trust. The investment jurisdiction of the Company may be exercised in any manner consonant with its duties as a fiduciary including:

(A)	directing the Investment Manager or the Trustee that certain investments or types of investments be made or liquidated;

(B)	directing the Investment Manager or the Trustee that certain investments not be made;

(C)
requiring that the Trustee or the Investment Manager obtain approval prior to acquiring or disposing of any asset. The Trustee shall have no investment responsibility with respect to the assets subject to the investment responsibility of an Investment Manager or the Company, and shall have no duty to inquire into the direction of such Investment Manager or the Company, to solicit such directions nor to review and follow the investments made pursuant to any such direction, other than to the extent provided by law.

SECTION VI - RESPONSIBILITY OF TRUSTEE

6.1
Accounting. The Trustee shall keep accurate and detailed records of all investments, receipts, disbursements and all other transactions required hereunder. All such accounts, books and records shall be open to inspection at all reasonable times by the Company and by the Trust Beneficiaries. Within 60 days following the close of each calendar year and within 60 days after the removal or resignation of the Trustee, the Trustee shall deliver to the Company and the Trust Beneficiaries a written account of its administration of the Trust during such year or during the period from the close of the last preceding year to the date of such removal or resignation, setting forth all investments, receipts, disbursements and other transactions effected by the Trustee.

6.2	General Responsibilities.

(A)
The Trustee shall act with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent man acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims provided, however, that the Trustee shall have no liability for any action taken pursuant to a direction given by the Company contemplated by and complying with the terms of the Trust Agreement.

(B)
The Trustee shall not be responsible for determining the required amount or frequency of contributions made by Company nor shall the Trustee be responsible for the adequacy of the Trust Fund to meet and discharge all liabilities under the Plans.

(C)
The Trustee shall not be required to undertake or to defend any litigation arising in connection with this Trust Agreement, unless it is first indemnified by the company against its costs, and the Company hereby agrees to indemnify the Trustee for such costs.

(D)
The Trustee may consult with legal counsel with respect to any of its duties or obligations hereunder and shall be fully protected in acting or refraining from action in accordance with such advice of counsel.

(E)	The Trustee may hire agents, accountants, actuaries and financial consultants to assist it in the performance of its duties hereunder.

(F)	The Trustee shall have, without exclusion, all powers conferred on Trustees by applicable law unless expressly provided otherwise herein.

6.3
Trustee Fees and Expenses. The Trustee shall be entitled to be reimbursed for all expenses and receive such reasonable compensation for its services hereunder as shall be agreed upon, from time to time, by the Company and the Trustee. Such expenses, compensation and fees shall be payable by the Company. If such expenses, compensation and fees are not so paid, they shall be paid out of the Trust Fund, and shall be a charge against such Trust Fund until paid. The Company shall be obligated to reimburse the Trust Fund for any such expenses, compensation and fees paid out of the Trust Fund.

SECTION VII - OTHER TRUSTEE MATTERS

7.1
Resignation and Removal of Trustee. The Trustee may be removed upon 30 days written notice to the Trustee at any time by the Company. The Trustee may resign at any time, upon 30 days written notice to the Company. In the event of such resignation or removal, a new corporate Trustee shall be appointed by the Company which shall be independent and not subject to the control of either the Company or the Trust Beneficiaries. Notwithstanding the foregoing, an individual may be appointed, serve, resign, or be removed as a successor Trustee in the same manner as a corporate trustee, provided that in no event may an individual Trustee be a Participant, or a spouse thereof. Any Trustee hereunder that is removed, or any Trustee that resigns hereunder, is authorized, however, to reserve such sum of money, as to it may seem advisable, for the payment of any outstanding taxes or other liabilities of the Trust Fund and its reasonable fees and expenses in connection with the settlement of its accounts. Any balance of such reserve remaining after the payment of such taxes, liabilities, fees and expenses shall be paid over to the successor Trustee.

7.2	Exoneration and Indemnification of Trustee.

(A)
The Trustee has no liability to any Trust Beneficiary or other party interested herein regarding the income tax consequences to any such person under the terms of the Plans, under the terms of this Trust Agreement as they affect the Plans, or otherwise occurring as a result of this Trust Agreement or any actions pertaining hereto. The company shall indemnify and hold harmless the Trustee, individually and as Trustee, from any costs, claims, losses, demands or liabilities (including reasonable attorney’s fees incurred in defending against such matters) incurred by or brought against the Trustee in respect of any such actual or asserted income tax liability of any such interested party.

(B)
The Company shall indemnify and hold harmless the Trustee, individually and as Trustee, against all costs, claims, losses, demands or liabilities (including reasonable attorney’s fees in defending against such claims), incurred by or brought against the Trustee in respect of the acts, omissions, transactions, duties, obligations or responsibilities which the Trustee performs or undertakes on the direction of the Investment Manager, the Company or any other fiduciary given the power to direct the Trustee. In addition, such indemnity should include all claims and liabilities arising from any breach of fiduciary responsibility by a fiduciary other than the Trustee, unless the Trustee knowingly participates in or knowingly undertakes to conceal, an act or omission of such other fiduciary. The performance by the Trustee of trades, custody, reporting, recording and bookkeeping with respect to assets managed by another fiduciary shall not be deemed to give rights to any participation or knowledge on the part of the Trustee. The undertakings of this section shall survive the amendment or termination of this agreement of the Company and Trustee under the laws of the State of Idaho.

SECTION VIII - MISCELLANEOUS

8.1	Amendment. This Trust Agreement may not be amended except by a written instrument executed by the Trustee and the Company and consented to by a simple majority of the then Participants.

8.2
Duration. This Trust shall continue in effect and be irrevocable with respect to amounts contributed to it until all assets of the trust fund are exhausted through distribution of benefits to the Participants in accordance with the Plans, payment to general creditors in the event of insolvency, payment of fees and expenses of the Trustee, and return of remaining funds to the Company.

8.3	Severability. Any provision of this Trust Agreement prohibited by law shall be ineffective to the extent of any such prohibition without invalidating the remaining provisions hereof.

8.4.
Non Alienation. To the extent permitted by law, benefits payable to the Trust Beneficiaries under this Agreement may not be assigned, alienated, or subject to attachment, garnishment, levy execution or any other legal or equitable process and no benefit actually paid to the Trust Beneficiaries shall be subject to any claim for repayment by the Company or the Trustee. The Trust Beneficiaries may not assign or transfer any interest in the benefits due hereinafter and shall have no direct interest in any Trust asset.

8.5.	Governing Law. This Trust Agreement shall be construed and administered in accordance with the laws of the State of Idaho, except as preempted by ERISA.

8.6.
Taxes. The Company shall from time to time pay taxes of any and all kinds whatsoever which at any time are lawfully levied or assessed upon or become payable in respect of the Trust Fund, the income or any property forming a part thereof, or any security transaction pertaining thereto. To the extent that any taxes levied or assessed upon the trust Fund are not paid by the Company or are contested by the Company, the Trustee shall pay such taxes out of the trust Fund. If requested by the company, the Trustee shall, at the company’s expense, contest the validity of such taxes in any manner deemed appropriate by the Company or it counsel, but only if it has received an indemnity bond or other security satisfactory to it to pay an expenses of such contest.

IN WITNESS WHEREOF, the foregoing Trust Agreement has been duly executed by the Company and the Trustee.

Building Materials Holding Corporation	U. S. Bank Institutional Trust and Custody, Idaho

Paul S. Street Sr. Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary	Jennifer Hogaboom Vice President & Relationship Manager

Date	Date

Steven H. Pearson Sr. Vice President - Human Resources

Date

EXHIBIT A

Executives’ Supplemental Retirement Income Plan “NEW Plan”

EXHIBIT B

Executives’ Supplemental Retirement Income Plan “OLD Plan”